Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

UP Fintech Holding Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price			Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A ordinary share, par value US$0.00001 per share(1)	Rule 456(b) and Rule 457(r)	258,750,000	(2)	US$	0.417	US$	107,812,500	(3)	$153.1 per million dollars	US$	16,506.094
	Total Fee Previously Paid											US$	-
	Total Fee Offsets												-
	Net Fee Due											US$	16,506.094

(1)
American depositary shares issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-230186). Each American depositary share represents 15 Class A ordinary shares.
(2)
Includes 225,000,000 Class A ordinary shares offered and up to 33,750,000 Class A ordinary shares the underwriters have an option to purchase. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional number of ordinary shares that may be issued from time to time to prevent dilution as a result of a dilution, split, combination or similar transaction.
(3)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.